Exhibit 10.7

Summary of Material Terms of the 2012 Management and Initiation Services Agreements

The following is a summary of the terms of the material provisions of the two Management and Initiation Services Agreements, each dated January 23, 2012, and as amended on April 29, 2012, and August 6, 2012 (together, and as amended, the “2012 Management and Initiation Services Agreements”), among Bonus Biogroup Ltd. (the “Company”) and (i), in one such agreement, Meretzki Consulting and Development Ltd. and another person (not currently affiliated with the Company)], and (ii) in the other agreement, I. Rauch & Co. Financial Consultants Ltd. and another entity (not currently affiliated with the Company) (all such other parties, the “Initiators”). This summary does not contain a full translation of the terms of the original Hebrew agreements or amendments thereto.

Pursuant to the 2012 Management and Initiation Services Agreements, the Initiators provided certain management, initiation and consulting services in connection with the acquisition of the Company by Oceana Advanced Industries Ltd. (the former name of the Company) in April 2012. The agreements set forth the scope, terms and compensation of the various engagements as well as certain representations and covenants customary for agreements of this nature. Except as set forth below, the obligations under the agreements have been fulfilled and have expired.

Pursuant to the 2012 Management and Initiation Services Agreements, on April 29, 2012, the Company issued to the Initiators warrants to purchase an aggregate of 34,000,000 ordinary shares, of which warrants to purchase an aggregate of 24,650,000 ordinary shares remain outstanding and unexercised, with an exercise price of NIS 0.48 (equivalent to approximately $0.13) per ordinary share, or, alternatively, the right to receive one (1) ordinary share for no consideration in place of each ten (10) ordinary shares underlying these warrants, which are due to expire on June 30, 2025 (the “2012 Warrants”). Subject to approval by the Company’s shareholders at the shareholders’ meeting to be held on April 27, 2025, the expiration date of the 2012 Warrants will be extended until June 30, 2027.